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                                                                    EXHIBIT 99.1

       TENDER OFFER AND CONSENT SOLICITATION ANNOUNCED FOR SIMMONS COMPANY
                   10-1/4% SENIOR SUBORDINATED NOTES DUE 2009

BOSTON, MASSACHUSETTS, November 18 , 2003 - - THL Bedding Company ("THL Bedding") announced today that, in connection with its previously announced acquisition (the "Acquisition") of Simmons Company (the "Company"), THL Bedding (the "Purchaser") has commenced a cash tender offer and consent solicitation for any and all of the $150,000,000 aggregate principal amount of 10-1/4% Senior Subordinated Notes due 2009 of the Company (the "Notes") (CUSIP No. 828709AD7). The offer is subject to the satisfaction of certain conditions including the consummation of the Acquisition and the receipt of consents of Holders representing a majority in principal amount of the outstanding Notes.

         The tender offer will expire at 12:01 a.m., New York City time, on December 17, 2003, unless extended or earlier terminated (the "Expiration Date"). The total consideration to be paid to holders that tender their Notes and deliver their consents prior to 5:00 p.m., New York City time, on December 2, 2003 (the "Consent Date"), will be equal to $1,072 per $1,000 principal amount of the Notes, which includes a consent payment of $20.00 per $1,000 principal amount of the Notes. Holders that tender their Notes after the Consent Date, and prior to the Expiration Date will receive $1,052 per $1,000 principal amount of the Notes. The consents being solicited will eliminate substantially all of the covenants and certain events of default.

         Information regarding the pricing, tender and delivery procedures and conditions of the tender offer and consent solicitation is contained in the Offer to Purchase and Consent Solicitation Statement dated November 18, 2003, and related documents. Copies of these documents can be obtained by contacting Georgeson Shareholder Communications, Inc., the information agent for the offer, at (866)257-5436 (US toll free) and (212) 440-9800 (collect). The Purchaser has engaged Goldman Sachs & Co. to act as the exclusive dealer manager and solicitation agent in connection with the offer. Questions regarding the offer may be directed to Goldman Sachs & Co., at (US toll-free) (800) 828-3182 and
(212) 357-3019 (collect).

         This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 18, 2003.

Company Information and Forward Looking Statements

Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(TM), Olympic(R) Queen, Deep Sleep(R) and sang(TM). The Company operates 18 plants across the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission


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through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine.

Certain items in this release may be forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. THL Bedding undertakes no obligation to update any forward looking statements.